Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, December 20, 2013 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $4,464,440.40 or $0.095785 per Unit, based principally upon production during the month of October 2013. The distribution is payable January 15, 2014, to Unit Holders of record as of December 31, 2013.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,894,349 Mcf (3,131,022 MMBtu). Dividing revenues by production volume yielded an average gas price for October 2013 of $3.58 per Mcf ($3.31 per MMBtu) as compared to the volume-adjusted price of $7.62 per Mcf ($7.88 per MMBtu) for September 2013. For the months of April 2013 to October 2013 Burlington Resources Oil & Gas Company LP (“Burlington”) caused production volumes to be overstated by a total of 1,314,555 Mcf (1,608,598 MMBtu) due to a workpaper formulation error. The November distribution reflected a volume adjustment to correct the overstated production volumes which affected the volumes reported and therefore, the calculation of the average price per Mcf and MMBtu. The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and it does not represent an average of actual sales prices. Because the production volume number used in the calculation reported in November was reduced by 1,314,555 Mcf, the resulting average sales price calculated to an inordinately high $7.62 per Mcf ($7.88 per MMBtu).

The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $ 512,980. Lease operating expenses were $2,968,921 and taxes were $1,137,566.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax:	(817) 735-0936
Website:	www.sjbrt.com
e-mail:	sjt@compassbank.com